UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December 1997

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person

               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                                        6.
                                                                                           5.         Owner-
                                                                                       Amount of       ship
                                                                                       Securities      Form:
                                                                                      Beneficially    Direct            7.
                        2.                                                            Owned at End    (D) or        Nature of
           1.       Transaction         3.                        4.                    of Month     Indirect        Indirect
        Title of       Date         Transaction       Securities Acquired (A) or                        (I)         Beneficial
        Security     (Month /          Code                 Disposed of (D)            (Instr. 3      (Instr.       Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)            and 4)         4)          (Instr. 4)

                                  Code       V        Amount     (A)or(D)    Price
       Class A      12/31/97      J*                96,656 (1)   D                                   I           By Richard
       Common                                                                                                    Anthony Lumpkin
       Stock                                                                                                     1993 Grantor
                                                                                                                 Retained
                                                                                                                 Annuity Trust

                    12/31/97      J*                48,328 (1)   A                    48,328 (1)     I           By Benjamin
                                                                                                                 Iverson Lumpkin
                                                                                                                 Holdback Trust
                                                                                                                 under Richard
                                                                                                                 Anthony Lumpkin
                                                                                                                 1993 Grantor
                                                                                                                 Retained
                                                                                                                 Annuity Trust

                    12/31/97      J*                48,328 (1)   A                    48,328 (1)     I           By Elizabeth A.
                                                                                                                 Lumpkin
                                                                                                                 Holdback Trust
                                                                                                                 under Richard
                                                                                                                 Anthony Lumpkin
                                                                                                                 1993 Grantor
                                                                                                                 Retained
                                                                                                                 Annuity Trust

                                                                                      311,127        I           By Trust
                                                                                                                 Agreement dated
                                                                                                                 May 13, 1978
                                                                                                                 f/b/o Richard
                                                                                                                 Anthony Lumpkin

                                                                                      332,209        I           By Trust
                                                                                                                 Agreement dated
                                                                                                                 May 13, 1978
                                                                                                                 f/b/o Mary Lee
                                                                                                                 Sparks

                                                                                      55,088         I           By Richard
                                                                                                                 Adamson Lumpkin
                                                                                                                 Grandchildren s
                                                                                                                 Trust dated
                                                                                                                 9/5/80 f/b/o
                                                                                                                 Benjamin
                                                                                                                 Iverson Lumpkin


                                                                                                         6.
                                                                                           5.         Owner-
                                                                                       Amount of       ship
                                                                                       Securities      Form:
                                                                                      Beneficially    Direct            7.
                        2.                                                            Owned at End    (D) or        Nature of
           1.       Transaction         3.                        4.                    of Month     Indirect        Indirect
        Title of       Date         Transaction       Securities Acquired (A) or                        (I)         Beneficial
        Security     (Month /          Code                 Disposed of (D)            (Instr. 3      (Instr.       Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)            and 4)         4)          (Instr. 4)

                                  Code       V        Amount     (A)or(D)    Price

                                                                                      55,088         I           By Richard
                                                                                                                 Adamson Lumpkin
                                                                                                                 Grandchildren s
                                                                                                                 Trust dated
                                                                                                                 9/5/80 f/b/o
                                                                                                                 Elizabeth
                                                                                                                 Arabella
                                                                                                                 Lumpkin

                                                                                      410,965        I           By Trust named
                                                                                                                 for Benjamin
                                                                                                                 Iverson Lumpkin
                                                                                                                 created under
                                                                                                                 the Mary Green
                                                                                                                 Lumpkin Gallo
                                                                                                                 Trust Agreement
                                                                                                                 dated
                                                                                                                 December 29,
                                                                                                                 1989

                                                                                      410,965        I           By Trust named
                                                                                                                 for Elizabeth
                                                                                                                 Arabella
                                                                                                                 Lumpkin created
                                                                                                                 under the Mary
                                                                                                                 Green Lumpkin
                                                                                                                 Gallo Trust
                                                                                                                 Agreement dated
                                                                                                                 December 29,
                                                                                                                 1989

                                                                                      734,701        I           By Richard
                                                                                                                 Anthony Lumpkin
                                                                                                                 1990 Personal
                                                                                                                 Income Trust
                                                                                                                 for the Benefit
                                                                                                                 of Benjamin
                                                                                                                 Iverson Lumpkin
                                                                                                                 dated April 20,
                                                                                                                 1990


                                                                                                        6.
                                                                                           5.         Owner-
                                                                                       Amount of       ship
                                                                                       Securities      Form:
                                                                                      Beneficially    Direct            7.
                        2.                                                            Owned at End    (D) or        Nature of
           1.       Transaction         3.                        4.                    of Month     Indirect        Indirect
        Title of       Date         Transaction       Securities Acquired (A) or                        (I)         Beneficial
        Security     (Month /          Code                 Disposed of (D)            (Instr. 3      (Instr.       Ownership
       (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)            and 4)         4)          (Instr. 4)

                                  Code       V        Amount     (A)or(D)    Price

                                                                                      734,701        I           By Richard
                                                                                                                 Anthony Lumpkin
                                                                                                                 1990 Personal
                                                                                                                 Income Trust
                                                                                                                 for the Benefit
                                                                                                                 of Elizabeth
                                                                                                                 Arabella
                                                                                                                 Lumpkin dated
                                                                                                                 April 20, 1990
                                                                                      1,822          I           By Richard
                                                                                                                 Anthony Lumpkin
                                                                                                                 Trust under the
                                                                                                                 Trust Agreement
                                                                                                                 dated
                                                                                                                 February 6,
                                                                                                                 1970

                                                                                      60,619         I           By Margaret
                                                                                                                 Anne Keon Trust
                                                                                                                 under the Trust
                                                                                                                 Agreement dated
                                                                                                                 February 6,
                                                                                                                 1970

                                                                                      107,030        I           By Mary Lee
                                                                                                                 Sparks Trust
                                                                                                                 under the Trust
                                                                                                                 Agreement dated
                                                                                                                 February 6,
                                                                                                                 1970


                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

1.        2.        3. Trans-   4.         5.            6.               7.               8.        9.         10.         11.
Title of  Conver-   action      Trans-     Number        Date Exer-       Title and        Price of  Number of  Owner-      Nature
Deriva-   sion      Date        action     of Deriv-     cisable          Amount of        Deriva-   Deriva-    ship        of
tive      or        (Month/     Code       ative Se-     and              Underlying       tive      tive       Form of     Indi-
Secur-    Exercise  Day/        (Instr.    curities      Expiration       Securities       Security  Securi-    Deriva-     rect
ity       Price of  Year)       8)         Acquired (A)  Date             (Instr. 3 and    (Instr.   ties       tive        Bene-
(Instr.   Deriva-                          or Disposed   (Month/Day/      4)               5)        Benefi-    Security:   ficial
3)        tive                             of (D)        Year)                                       cially     Direct (D)  Owner-
          Security                         (Instr. 3,                                                Owned at   or          Ship
                                           4 and 5)                                                  End of     Indirect    (Instr.
                                                                                                     Month      (I)         4)
                                                                                                     (Instr.    (Instr. 4)
                                                                                                     4)
                                Code   V   (A)    (D)    Date   Expir-    Title    Amount
                                                         Exer-  ation              or
                                                         cis-   Date               Number
                                                         able                      of
                                                                                   Shares

Employee  $35.25    12/3/97     A      V   40,000        (2)    9/25/07   Class A  40,000             40,000       D
Stock                                                                     Common
Option                                                                    Stock
(right
to buy)
(2)

Employee  $34.50    12/22/97    A      V   5,000         (3)    12/22/07  Class A  5,000              5,000        D
Stock                                                                     Common
Option                                                                    Stock
(right
to buy)
(3)



     Explanation of Responses:

        *Explanation of Transaction Code J - Other Acquisition or
   Disposition: Pursuant to the terms of the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, on December 31, 1997, the Trust terminated and the securities held in the Trust are being distributed to the Holdback Trusts identified in Table I.

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer s Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin and Benjamin I. Lumpkin, who now share the same household.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by all of the joint filers.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (2) The employee stock option dated 12/3/97 vests in four equal annual installments beginning on September 25, 1998.

        (3) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on December 22, 1998.



   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin

   DATE: January 9, 1998

   JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997


   Signature: Benjamin I. Lumpkin

   JOINT FILER INFORMATION:

   Name: Elizabeth A. Lumpkin

   Address: 109 S. Humphrey Avenue, #3N, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1997


   Signature: Elizabeth A. Lumpkin